Filed Pursuant to Rule 433

Registration No. 333-134553

Opta℠ Exchange Traded Notes

RAW:AMEX

Opta Lehman Brothers Commodity Index (LBCI) Pure Beta Total Return ETN

FACT SHEET

Created on March 18, 2008 | Page 1

DETAILS ABOUT RAW

Ticker	RAW
Intraday Indicative Value Ticker	RAW.IV
Bloomberg Index Ticker	LBPBTR
CUSIP Number	52522L731
Inception Date	February 20, 2008
Exchange	AMEX
Annualized Investor Fee	0.85%

MARKET DATA

AS OF 03/17/08

Closing Price	52.15
Net Change	$0.34
Percent Change	+0.7%
Average Volume	3,500
Market Capitalization	N/A

ISSUER REDEMPTION

Frequency	Daily
Redemption Value	Closing IIV*
Minimum Redemption Size	50,000 notes

*Closing IIV on Valuation Date

ISSUER DETAILS

Issuer Name	Lehman Brothers Holdings Inc.
S&P Rating	A+
Moody's Rating	A1
Fitch Rating	AA-

For more details, please see the pricing supplement dated February 20, 2008, for the Opta ETN linked to the LBCI Pure Beta Total Return.

The Intraday Indicative Value at closing for any trading day (IIV) is meant to approximate the intrinsic economic value of an Opta ETN, and is the price at which the Issuer stands ready to repurchase the ETNs on a daily basis (subject to a minimum size requirement of 50,000 notes. Please see the relevant prospectus for details.) The ETN IIV is calculated as follows:

Intraday Indicative Value = Principal Amount per ETN * (Current Index Level/ Initial Index Level) * Fee Factor

Where:

Principal Amount per ETN = $50
Fee Factor = (1 – Annualized Fee) ^ (Number of Days since Inception/365)

The Opta ETNs are not rated, but rely on the credit rating of their Issuer, Lehman Brothers Holdings Inc. These credit ratings reflect the creditworthiness of Lehman Brothers Holdings Inc. and are not recommendations to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the Issuer to meet its obligations.

The **Opta Lehman Brothers Commodity Index (LBCI) Pure Beta Total Return ETN** is a senior, unsecured debt security that tracks the second-generation LBCI Pure Beta Total Return, which is composed of futures contracts on commodities in the four main sectors of the raw materials market — energy, metals, agriculture and livestock. The LBCI Pure Beta is a second-generation version of the LBCI and uses a contract allocation methodology that seeks to mitigate distortions in the commodity markets associated with investment flows and supply disruptions, among others. ETN returns are based on the performance of the index, less investor fees. The ETN is available on the American Stock Exchange (AMEX).

INDEX 5 YEAR PERFORMANCE[1]



Lehman Brothers Commodity Index Pure Beta Total Return
S&P 500 Index
Lehman Aggregate Bond Index
Return (%)
300
250
200
150
100
50
Apr 2003
Jul
Oct
Jan 2004
Apr
Jul
Oct
Jan 2005
Apr
Jul
Oct
Jan 2006
Apr
Jul
Oct
Jan 2007
Apr
Jul
Oct
Jan 2008

ANNUALIZED RETURNS

	Annualized Returns			Standard	Correlation
	1 Year	3 Year	5 Year	Deviation[2]	to LBPBTR[2]
Lehman Brothers Commodity Index Pure Beta Total Return (LBPBTR)	**48.0%**	**19.9%**	**29.3%**	**18.4%**	**100.0%**
Dow Jones-AIG Commodity Index Total Return	28.6%	12.6%	15.9%	14.1%	88.3%
S&P 500 Index Total Return	-6.2%	4.3%	10.1%	11.7%	-9.6%
Lehman Brothers U.S. Aggregate Index Total Return	5.8%	4.9%	4.4%	3.5%	-7.6%

[1]Source: Reuters Datascope Equities and Lehman Brothers Inc.
[2]Based on total monthly returns annualized over a 5 year period. The historical correlations between the returns of the index to which the ETN links and other major indices may not be indicative of future correlations. Future correlations may be greater or lesser than those experienced in the past.

Because LBCI Pure Beta was launched on October 10, 2007, it has little trading history and limited actual historical information with respect to its performance. Historical performance information for LBCI Pure Beta is based on (a) hypothetical daily historical levels for the Index from January 31, 2001, to October 10, 2007, calculated based on a level for the Index that was set to 100 on June 30, 2006 (to correspond to the initial levels of the Lehman Brothers Commodity Index, which was set to 100 as of that date), and using the same objective criteria that will be used by the Index going forward, as well as actual observable data for the relevant index contracts, and (b) actual daily historical levels for the Index from October 10, 2007 to February 5, 2008. Neither the hypothetical nor actual historical levels of the LBCI Pure Beta are indicative of its future performance, the final index value, or the value of the related ETNs. Fluctuations in the hypothetical or actual historical levels of the LBCI Pure Beta may be greater or lesser than fluctuations experienced by the holders of the related ETNs.

An investment in an Opta ETN entails certain risks not associated with an investment in conventional debt securities. See "Risk Factors" in the Series I MTN prospectus supplement and the applicable ETN prospectus. In addition, the notes are subject to the further specific risks discussed in the applicable ETN prospectus.

Performance data quoted represents past performance, which is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that the ETNs, when redeemed, or sold, or at maturity, may be worth more or less than their original cost. In addition to the annual fees, current performance may be lower or higher than the performance data quoted.

An investor should consider an ETN's investment objectives, risks, fees and expenses carefully before investing. You may get this information and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with "Lehman Brothers Holdings Inc." as a search term or through the links below or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847. Please read it carefully before making an investment.

Please see important information on page 2. ©2008 Lehman Brothers Inc. All rights reserved. Member SIPC.

Provided by LEHMAN BROTHERS

Opta℠ Exchange Traded Notes

RAW:AMEX

Opta Lehman Brothers Commodity Index (LBCI) Pure Beta Total Return ETN

FACT SHEET Created on March 18, 2008 | Page 2

The daily weighting of each commodity in the LBCI Pure Beta Total Return is a function of the liquidity in the futures contract for that commodity, determined annually and held constant thereafter, and the daily excess returns on the contract for that commodity in which the LBCI Pure Beta Total Return is then invested. The annual determination of contract liquidity is the same as used for purposes of annual target contract weighting in the general LBCI, with liquidity employed on the basis that the most actively-traded futures contracts may best convey recent production patterns and expectations of future production levels, commodity consumption and potential storage concerns.

For each commodity in the LBCI Pure Beta, an algorithm determines the particular futures contract in which to invest each quarter. This algorithm selects forward contracts for each commodity based on the contract month whose price most closely correlates to the average price for that commodity across all contract months in the 0- to 12-month measurement period, weighted by the total dollar amount (or "open interest") invested in each month's contract (and subject to certain minimum liquidity criteria).

The return of the LBCI Pure Beta Total Return reflects the returns of the underlying commodities futures contracts (including both price changes and "roll yields"), plus the interest return on hypothetical invested cash collateral.

For more details, please see the pricing supplement dated February 20, 2008, for the Opta ETN linked to the LBCI Pure Beta Total Return.

INDEX TOP HOLDINGS

Holding	Allocation
Crude Oil	38%
Copper	11%
Natural Gas	10%
Heating Oil	8%
Gasoline	7%
Aluminum	6%
Gold	5%
Soybeans	3%
Nickel	3%
Lean Hogs	2%

INDEX ALLOCATION



Energy	62%
Metals	27%
Agriculture	7%
Livestock	3%

Both Index Holdings and Sector Allocations are updated daily, and refer to the latest index rebalance.

Source: Lehman Brothers Inc.

Index holdings and sector allocations are subject to change in accordance with Lehman Brothers Commodity Index Pure Beta's published index weighting rules, and are rounded to the nearest whole number.

Important Information

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this free writing prospectus together with the pricing supplement dated February 14, 2008 and the accompanying base prospectus dated May 30, 2006, as supplemented by the MTN prospectus supplement dated May 30, 2006 relating to our Series I medium-term notes of which the Opta ETNs are a part. Buyers should rely upon the accompanying base prospectus and MTN prospectus supplement, the pricing supplement, this free writing prospectus and any other relevant terms supplement for complete details. The pricing supplement, together with the base prospectus and MTN prospectus supplement, contain the terms of the Notes and supersede all prior or contemporaneous communications concerning the Opta ETNs. To the extent that there are any inconsistencies among this free writing prospectus, the pricing supplement, the base prospectus and the MTN prospectus supplement, the pricing supplement shall supersede this free writing prospectus, the base prospectus and the MTN prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Opta ETNs. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with "Lehman Brothers Holdings Inc." as a search term or through the links below or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

Not FDIC Insured • No Bank Guarantee • May Lose Value

©2008 Lehman Brothers Inc. All rights reserved. Member SIPC.

Provided by LEHMAN BROTHERS

Opta℠ Exchange Traded Notes

EOH:AMEX

Opta Lehman Brothers Commodity Index Pure Beta Agriculture Total Return ETN

FACT SHEET

Created on March 18, 2008 | Page 1

DETAILS ABOUT EOH

Ticker	EOH
Intraday Indicative Value Ticker	EOH.IV
Bloomberg Index Ticker	LPAGTR
CUSIP Number	52522L749
Inception Date	February 20, 2008
Exchange	AMEX
Annualized Investor Fee	0.85%

MARKET DATA

AS OF 03/17/08

Closing Price	47.05
Net Change	$0.42
Percent Change	+0.9%
Average Volume	4,460
Market Capitalization	N/A

ISSUER REDEMPTION

Frequency	Daily
Redemption Value	Closing IIV*
Minimum Redemption Size	50,000 notes

*Closing IIV on Valuation Date

ISSUER DETAILS

Issuer Name	Lehman Brothers Holdings Inc.
S&P Rating	A+
Moody's Rating	A1
Fitch Rating	AA-

For more details, please see the pricing supplement dated February 20, 2008, for the Opta ETNs linked to the LBCI Pure Beta Agriculture Total Return.

The Intraday Indicative Value at closing for any trading day (IIV) is meant to approximate the intrinsic economic value of an Opta ETN, and is the price at which the Issuer stands ready to repurchase the ETNs on a daily basis (subject to a minimum size requirement of 50,000 notes. Please see the relevant prospectus for details.) The ETN IIV is calculated as follows:

Intraday Indicative Value = Principal Amount per ETN * (Current Index Level/ Initial Index Level) * Fee Factor

Where:

Principal Amount per ETN = $50
Fee Factor = (1 – Annualized Fee) ^ (Number of Days since Inception/365)

The Opta ETNs are not rated, but rely on the credit rating of their Issuer, Lehman Brothers Holdings Inc. These credit ratings reflect the creditworthiness of Lehman Brothers Holdings Inc. and are not recommendations to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the Issuer to meet its obligations.

The **Opta Lehman Brothers Commodity Index Pure Beta Agriculture Total Return ETN** is a senior, unsecured debt security that tracks the second-generation LBCI Pure Beta Agriculture Total Return, the agriculture-only element of the LBCI Pure Beta, which is composed of futures contracts on commodities in the grains sector (corn, soybean meal, soybean oil, soybeans, and wheat) and softs sector (coffee, cotton, and sugar). The LBCI Pure Beta Agriculture is a second-generation version of the LBCI Agriculture and uses a contract allocation methodology that seeks to mitigate distortions in the commodity markets associated with investment flows and supply disruptions, among others. ETN returns are based on the performance of the underlying index, less investor fees. The ETN is available on the American Stock Exchange (AMEX).

INDEX 5 YEAR PERFORMANCE[1]


Lehman Brothers Commodity Index Pure Beta Agriculture Total Return
S&P 500 Index
Lehman Aggregate Bond Index
Return (%)
200
150
100
50
Apr 2003
Jul
Oct
Jan 2004
Apr
Jul
Oct
Jan 2005
Apr
Jul
Oct
Jan 2006
Apr
Jul
Oct
Jan 2007
Apr
Jul
Oct
Jan 2008

ANNUALIZED RETURNS

	Annualized Returns 1 Year	3 Year	5 Year	Standard Deviation[2]	Correlation to LPAGTR[2]
Lehman Brothers Commodity Index Pure Beta Agriculture Total Return (LPAGTR)	**57.7%**	**21.3%**	**20.1%**	**21.4%**	**100.0%**
Dow Jones-AIG Agriculture Total Return Sub-Index℠	48.7%	14.6%	10.9%	19.7%	92.3%
S&P 500 Index Total Return	-6.2%	4.3%	10.1%	11.7%	9.4%
Lehman Brothers U.S. Aggregate Index Total Return	5.8%	4.9%	4.4%	3.5%	7.5%

[1]Source: Reuters Datascope Equities and Lehman Brothers Inc.

[2]Based on total monthly returns annualized over a 5 year period. The historical correlations between the returns of the index to which the ETN links and other major indices may not be indicative of future correlations. Future correlations may be greater or lesser than those experienced in the past.

Because LBCI Pure Beta was launched on October 10, 2007, it has little trading history and limited actual historical information with respect to its performance. Historical performance information for LBCI Pure Beta is based on (a) hypothetical daily historical levels for the Index from January 31, 2001, to October 10, 2007, calculated based on a level for the Index that was set to 100 on June 30, 2006 (to correspond to the initial levels of the Lehman Brothers Commodity Index, which was set to 100 as of that date), and using the same objective criteria that will be used by the Index going forward, as well as actual observable data for the relevant index contracts, and (b) actual daily historical levels for the Index from October 10, 2007 to February 5, 2008. Neither the hypothetical nor actual historical levels of the LBCI Pure Beta are indicative of its future performance, the final index value, or the value of the related ETNs. Fluctuations in the hypothetical or actual historical levels of the LBCI Pure Beta may be greater or lesser than fluctuations experienced by the holders of the related ETNs.

An investment in an Opta ETN entails certain risks not associated with an investment in conventional debt securities. See "Risk Factors" in the Series I MTN prospectus supplement and the applicable ETN prospectus. In addition, the notes are subject to the further specific risks discussed in the applicable ETN prospectus.

Performance data quoted represents past performance, which is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that the ETNs, when redeemed, or sold, or at maturity, may be worth more or less than their original cost. In addition to the annual fees, current performance may be lower or higher than the performance data quoted.

An investor should consider an ETN's investment objectives, risks, fees and expenses carefully before investing. You may get this information and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with "Lehman Brothers Holdings Inc." as a search term or through the links below or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847. Please read it carefully before making an investment.

Please see important information on page 2. ©2008 Lehman Brothers Inc. All rights reserved. Member SIPC.

Provided by LEHMAN BROTHERS

EOH:AMEX

Opta Exchange Traded Notes Opta Lehman Brothers Commodity Index Pure Beta Agriculture Total Return ETN

FACT SHEET Created on March 18, 2008 | Page 2

The daily weighting of each commodity in the LBCI Pure Beta Agriculture Total Return is a function of the liquidity in the futures contract for that commodity, determined annually and held constant thereafter, and the daily excess returns on the contract for that commodity in which the LBCI Pure Beta Agriculture Total Return is then invested. The annual determination of contract liquidity is the same as used for purposes of annual target contract weighting in the general LBCI Agriculture, with liquidity employed on the basis that the most actively-traded futures contracts may best convey recent production patterns and expectations of future production levels, commodity consumption, and potential storage concerns.

For each agricultural commodity in the LBCI Pure Beta Agriculture, an algorithm determines the particular futures contract in which to invest each quarter. This algorithm selects forward contracts for each commodity based on the contract month whose price most closely correlates to the average price for that commodity across all contract months in the 0- to 12-month measurement period, weighted by the total dollar amount (or “open interest”) invested in each month’s contract (and subject to certain minimum liquidity criteria).

The return of the LBCI Pure Beta Agriculture Total Return reflects the returns of the underlying agricultural commodities futures contracts (including both price changes and “roll yields”), plus the interest return on hypothetical invested cash collateral.

For more details, please see the pricing supplement dated February 20, 2008, for the Opta ETNs linked to the LBCI Pure Beta Agriculture Total Return.

INDEX TOP HOLDINGS INDEX ALLOCATION

Holding Allocation

Soybeans 38% Grains 74% Sugar 18% Softs 26% Corn 11% Soybean Meal 10% Wheat 8% Soybean Oil 7% Coffee 4% Cotton 4%

Both Index Holdings and Sector Allocations are updated daily, and refer to the latest index rebalance. Source: Lehman Brothers Inc.

Index holdings and sector allocations are subject to change in accordance with Lehman Brothers Commodity Index Pure Beta s published index weighting rules, and are rounded to the nearest whole number.

Important Information

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this free writing prospectus together with the pricing supplement dated February 14, 2008 and the accompanying base prospectus dated May 30, 2006, as supplemented by the MTN prospectus supplement dated May 30, 2006 relating to our Series I medium-term notes of which the Opta ETNs are a part. Buyers should rely upon the accompanying base prospectus and MTN prospectus supplement, the pricing supplement, this free writing prospectus and any other relevant terms supplement for complete details. The pricing supplement, together with the base prospectus and MTN prospectus supplement, contain the terms of the Notes and supersede all prior or contemporaneous communications concerning the Opta ETNs. To the extent that there are any inconsistencies among this free writing prospectus, the pricing supplement, the base prospectus and the MTN prospectus supplement, the pricing supplement shall supersede this free writing prospectus, the base prospectus and the MTN prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Opta ETNs. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with Lehman Brothers Holdings Inc. as a search term or through the links below or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

Not FDIC Insured • No Bank Guarantee • May Lose Value

©2008 Lehman Brothers Inc. All rights reserved. Member SIPC.

Opta[SM] Exchange Traded Notes

PPE:NYSE Arca

Opta S&P Listed Private Equity Index® Net Return ETN

FACT SHEET

Created on March 18, 2008 | Page 1

DETAILS ABOUT PPE

Ticker	PPE
Intraday Indicative Value Ticker	PPE.IV
Bloomberg Index Ticker	SPLPEQNT
CUSIP Number	52522L756
Inception Date	February 20, 2008
Exchange	NYSE Arca
Annualized Investor Fee	0.75%

MARKET DATA

AS OF 03/07/08

Closing Price	48.50
Net Change	$0.00
Percent Change	+0.0%
Average Volume	30
Market Capitalization	N/A

ISSUER REDEMPTION

Frequency	Daily
Redemption Value	Closing IIV*
Minimum Redemption Size	50,000 notes

*Closing IIV on Valuation Date

ISSUER DETAILS

Issuer Name	Lehman Brothers Holdings Inc.
S&P Rating	A+
Moody's Rating	A1
Fitch Rating	AA-

For more details, please see the pricing supplement dated February 20, 2008, for the Opta ETNs linked to the S&P Listed Private Equity Index® Net Return.

The Intraday Indicative Value at closing for any trading day (IIV) is meant to approximate the intrinsic economic value of an Opta ETN, and is the price at which the Issuer stands ready to repurchase the ETNs on a daily basis (subject to a minimum size requirement of 50,000 notes. Please see the relevant prospectus for details.) The ETN IIV is calculated as follows:

Intraday Indicative Value = Principal Amount per ETN * (Current Index Level/ Initial Index Level) * Fee Factor

Where:

Principal Amount per ETN = $50
Fee Factor = (1 – Annualized Fee) ^ (Number of Days since Inception/365)

The Opta ETNs are not rated, but rely on the credit rating of their Issuer, Lehman Brothers Holdings Inc. These credit ratings reflect the creditworthiness of Lehman Brothers Holdings Inc. and are not recommendations to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the Issuer to meet its obligations.

The **Opta S&P Listed Private Equity Index® Net Return ETN** is a senior, unsecured debt security that tracks the S&P Listed Private Equity Index® Net Return, which is comprised of the stocks of 30 leading private equity companies that meet size, liquidity, exposure and activity requirements (including both buyout and venture capital firms; excluding real estate income trusts and property trusts). The ETN provides investors exposure to the listed equity of private equity companies, with holdings diversified across regions and industry sectors. ETN returns are based on the performance of the index (which includes dividends paid on the components, less applicable withholding taxes) and investor fees. The ETN is available on the NYSE Arca.

INDEX PERFORMANCE[1]


S&P Listed Private Equity Index® Net Return
S&P 500 Index
Lehman Aggregate Bond Index
Return (%)
125
100
75
50
25
Jan 2003
Apr
Jul
Oct
Jan 2005
Apr
Jul
Oct
Jan 2006
Apr
Jul
Oct
Jan 2007
Apr
Jul
Oct
Jan 2008

ANNUALIZED RETURNS

	Annualized Returns			Standard	Correlation to
	1 Year	3 Year	5 Year	Deviation[2]	SPLPEQNT[2]
S&P Listed Private Equity Index® Net Return (SPLPEQNT)	**-25.9%**	**4.6%**	**N/A**	**20.6%**	**100.0%**
S&P 500 Index Total Return	-6.2%	4.3%	10.1%	11.7%	80.9%
Lehman Brothers U.S. Aggregate Index Total Return	5.8%	4.9%	4.4%	3.5%	-2.7%

[1]Source: Reuters Datascope Equities and Lehman Brothers Inc.; the inception date of the S&P Listed Private Equity Index® is November 21, 2003.

[2]Based on total monthly returns annualized over a 4 year period. The historical correlations of the returns of the S&P Listed Private Equity Index Net Return and other major indices shown above may not be indicative of future correlations. Future correlations may be greater or lesser than those experienced in the past.

An investment in an Opta ETN entails certain risks not associated with an investment in conventional debt securities. See "Risk Factors" in the Series I MTN prospectus supplement and the applicable ETN prospectus. In addition, the notes are subject to the further specific risks discussed in the applicable ETN prospectus.

Performance data quoted represents past performance, which is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that the ETNs, when redeemed, or sold, or at maturity, may be worth more or less than their original cost. In addition to the annual fees, current performance may be lower or higher than the performance data quoted.

An investor should consider an ETN's investment objectives, risks, fees and expenses carefully before investing. You may get this information and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with "Lehman Brothers Holdings Inc." as a search term or through the links below or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847. Please read it carefully before making an investment.

Please see important information on page 2. ©2008 Lehman Brothers Inc. All rights reserved. Member SIPC.

Provided by LEHMAN BROTHERS

Opta sm

Exchange Traded Notes

PPE:NYSE Arca

Opta S&P Listed Private Equity Index® Net Return ETN

Created on March 18, 2008 | Page 2

FACT SHEET

Created on March 18, 2008 | Page

The S&P Listed Private Equity Index® Net Return is a global private equity index. The return of the index reflects the returns of the underlying company stock prices, plus dividends net of applicable withholding taxes. The index is passively managed; this means that index constituents are selected and weighted based on pre-determined rules. The index is designed to provide tradable exposure to the equity of leading publicly traded private equity companies. Index constituents are selected using both qualitative and quantitative criteria (size, liquidity, exposure and activity requirements). The index is then constructed using a liquidity-driven weighting scheme in an attempt to achieve liquidity in a section of the market that may have few highly liquid securities. The index is rebalanced semi-annually.

For more details, please see the pricing supplement dated February 20, 2008, for the Opta ETNs linked to the S &P Listed Private Equity Index® Net Return.

INDEX TOP HOLDINGS

Holding Allocation American Capital Strategies Ltd 9% Wendel Investissement 8% 3I Group 6% The Blackstone Group 6% SVB Financial Group 6% Trans Cosmos Inc 5% Apollo Investment Corp 4% Eurazeo 4% Intermediate Capital Group 4% Onex Corporation SV 4%

United States 45% United Kingdom 15% France 13% Japan 9% Canada 4% Switzerland 4% Sweden 4% Germany 3% Belgium 1% Australia 1% Italy 1%

Both Index Holdings and Sector Allocations are updated daily, and refer to the latest index rebalance. Source: S&P Global Thematic / S&P Listed Private Equity Indices

Index holdings and sector allocations are subject to change in accordance with S&P Listed Private Equity Index s published index weighting rules, and are rounded to the nearest whole number.

Important Information

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this free writing prospectus together with the pricing supplement dated February 14, 2008 and the accompanying base prospectus dated May 30, 2006, as supplemented by the MTN prospectus supplement dated May 30, 2006 relating to our Series I medium-term notes of which the Opta ETNs are a part. Buyers should rely upon the accompanying base prospectus and MTN prospectus supplement, the pricing supplement, this free writing prospectus and any other relevant terms supplement for complete details. The pricing supplement, together with the base prospectus and MTN prospectus supplement, contain the terms of the Notes and supersede all prior or contemporaneous communications concerning the Opta ETNs. To the extent that there are any inconsistencies among this free writing prospectus, the pricing supplement, the base prospectus and the MTN prospectus supplement, the pricing supplement shall supersede this free writing prospectus, the base prospectus and the MTN prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Opta ETNs. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with Lehman Brothers Holdings Inc. as a search term or through the links below or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

Not FDIC Insured ? No Bank Guarantee ? May Lose Value

©2008 Lehman Brothers Inc. All rights reserved. Member SIPC.

Provided by Lehman Brothers